                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of InVision Technologies, Inc. on Form S-3 of our report dated February 11, 2003 (February 21, 2003 as to Note 16) which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," appearing in the Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
November 3, 2003